EXHIBIT 99.1

Ducommun Incorporated press release issued May 10, 2004 regarding first quarter 2004 results.

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE FIRST QUARTER 2004

LOS ANGELES, California (May 10, 2004) – Ducommun Incorporated (NYSE: DCO) today reported results for the first quarter ended April 3, 2004.

Sales for the first quarter of 2004 were $58.2 million, compared to $55.0 million for the first quarter of 2003. Net income for the first quarter of 2004 was $2.2 million, or $0.22 per diluted share, compared to net income of $3.1 million, or $0.31 per diluted share, for the comparable period last year.

The increase in sales in the first quarter of 2004, from the same period last year, included approximately $1.3 million in sales from the August 2003 acquisition of DBP Microwave. The Company’s mix of business in the first quarter of 2004 was approximately 61% military, 35% commercial and 4% space, compared to 65% military, 31% commercial and 4% space in the first quarter of 2003.

Gross profit, as a percentage of sales, decreased to 17.9% in the first quarter of 2004 from 21.8% in the first quarter of 2003. This decrease was primarily the result of initial losses on several new contracts at Ducommun AeroStructures during the first quarter of 2004, partially offset by the impact of spreading fixed overhead costs over a greater sales volume. The decline in gross profit margins also included a provision of $1,894,000 established during the first quarter of 2004 for estimated cost overruns on certain of the new contracts at Ducommun AeroStructures.

Joseph C. Berenato, chairman and chief executive officer, commented, “Our performance in the first quarter was disappointing. But despite the shortfall created by several program start-ups, our operations continue to improve and are performing well. DBP Microwave which was acquired in August 2003 has exceeded our expectations. Furthermore, we are beginning to realize the benefits of streamlined operations as we shed more overhead and capture process efficiencies at both Ducommun AeroStructures and Ducommun Technologies.

I am confident that we have taken appropriate action to address the problems that hurt us in the first quarter. These measures combined with the continuous improvement that we are seeing in other areas should result in significantly better performance during the rest of the year.”

Mr. Berenato continued, “Our goals remain unchanged: secure prominent positions on higher level subsystem and subassembly programs, reduce our cost structure, and acquire compatible businesses for Ducommun Technologies. If successful in achieving these objectives, we will strengthen our competitive position and, in turn, our ability to consistently deliver value to our shareholders.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-901-5241 (international 617-786-2963) approximately ten minutes prior to the conference time stated above. The participant passcode is 87434213. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the

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airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended April 3, 2004 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended
	April 3, 2004	April 5, 2003
Net Sales	$58,247,000	$55,041,000

Operating Costs and Expenses:
Cost of Goods Sold	47,833,000	43,028,000
Selling, General & Administrative Expenses	6,790,000	6,983,000

Total	54,623,000	50,011,000

Operating Income	3,624,000	5,030,000
Interest Expense	(138,000)	(321,000)
Income Tax Expense	(1,255,000)	(1,601,000)

Net Income	$2,231,000	$3,108,000

Earnings Per Share:
Basic Earnings Per Share	$0.22	$0.31
Diluted Earnings Per Share	$0.22	$0.31

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,922,000	9,873,000
Diluted	10,192,000	9,894,000